EXHIBIT 16



Members of:                    FRANKLIN         Contact Information:
American Institute of CPA's      GRIFFITH &      6330 McLeod Drive, Suite 7
Association of Certified           ASSOCIATES      Las Vegas, Nevada 89120
 Fraud Examiners                                      (702)736-1852 (voice)
Public Company Accounting                               (702) 736-1608 (fax)
 Accounting Oversight Board
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November 14, 2005



Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549


Re: Sockeye Seafood Group, Inc.
File No. 0-51197


Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of Sockeye Seafood Group, Inc., dated November 14, 2005, and we agree with the statements concerning our Firm contained therein.

Very truly yours,

/S/ Franklin Griffith & Associates

Contact Information:
6330 McLeod Drive, Suite 7
Las Vegas, Nevada 89120
(702) 736-1852 (voice)
(702) 736-1608 (fax)